Exhibit 99.1
ADDENDUM TO HEXTEND AND PENTALYTE COLLABORATION AGREEMENT
BETWEEN
BIOTIME INC. AND SUMMIT PHARMACEUTICALS INTERNATIONAL
CORPORATION
     This Addendum, dated as of December 14, 2005, adds the terms set forth below to that certain Hextend and Pentalyte Collaboration Agreement dated December 24, 2004 (the “Co-Development Agreement”) between BioTime Inc. (“BioTime”) and Summit Pharmaceuticals International Corporation (“Summit”).
PREMISES
     A. BioTime and Summit entered into the Co-Development Agreement for the purpose of collaborating to obtain regulatory approval for the marketing, sale, and use BioTime products, Hextend and PentaLyte, for certain human therapeutic uses in Japan
     B. Summit has negotiated a License and Co-Development Agreement (the “Maruishi Agreement”) with Maruishi Pharmaceutical Co., Ltd. (“Maruishi”) pursuant to which certain rights to develop, manufacture, and market Hextend in Japan may be licensed to Maruishi. Summit has provided an English translation copy of the Maruishi Agreement to BioTime.
     C. In order for the parties to implement the Maruishi Agreement, it is necessary for Maruishi to obtain a license to use BioTime patents, know-how, and technology.
     1. Additional Definitions. All definitions contained in the Co-Development Agreement apply in this Addendum. In addition, the following definitions shall apply.
          (a) “Affiliate” means any entity controlled by, in control of, under common control with Summit or BioTime.
          (b) “Compensating Royalty” means with respect to any royalty payment period, a percentage (determined as provided in this paragraph) of the amount (in Yen) by which the royalty payment by Maruishi under the Maruishi Agreement was reduced pursuant to Section 7.4 of the Maruishi Agreement or any other provision of the Maruishi Agreement, excluding a reduction under Section 3.3 arising from the introduction of a generic Product after 10 years and the reduction under Section 11.2 if Summit exercises the right to co-market the Product with Maruishi. The percentage shall be 40%, except that the percentage shall be 20% if prior to Summit’s determination not to participate in the work or cost sharing for a Phase III clinical study or the NDA filing, an event has occurred that materially changes the market for the Product, potential net sales of the Product in the Field, or the cost or likelihood of obtaining Regulatory Approval in the Territory, such as (i) a Third Person obtaining Regulatory Approval to market a new competing plasma volume expander for use in the Field, (ii) material reductions in the use of colloid plasma volume expanders in surgery, (iii) material reductions in the price of competing products that would reasonable be expected to have a materially adverse effect on prices at which the Product could be sold in the Territory, and (iv) the occurrence of adverse events or outcomes in patients in Phase II clinical trials.
          (c) “Know-How” means that proprietary technology developed by BioTime for manufacturing or formulating Hextend, including, but not limited to: manufacturing data; formulation or production technology; methods of synthesis, isolation and purification methods and other manufacturing information required to manufacture Hextend; and that proprietary data developed by BioTime related to pharmacology, toxicology, pathology, clinical data, results of clinical efficacy studies, clinical effects and indications for use of Hextend.
          (d) “Licensed Patents” means: (i) the patents and patent applications listed in Schedule I hereto; (ii) all patents arising from applications identified in (i) and any divisions, continuations and continuations-in-part defined in (i); (iii) any extension, renewal or reissue of a patent identified in (i) or (ii); and (iv) any continuation or divisional of any licensed patent application and any reissue or reexamination of any patent identified in (i) through (iii).
          (e) “Licensed Trademark” means Hextend®, and any other trademark developed, acquired or licensed by BioTime for use in connection with the sale of Hextend in the Territory
          (f) “Proprietary Rights” means all of BioTime’s property rights (except Licensed Patents and Licensed Trademarks) and interests in, to, or covering Hextend, or the manufacture or use of Hextend, to the extent that such property rights and interests are of such legal status and nature as to permit the same to be lawfully licensed and, without limiting the generality thereof, specifically include unpatented inventions, ideas, data, Know-How, technology, trade secrets and Confidential Information.
          (g) “Subsidiary” means a corporation, a limited liability company, or any other entity that is wholly owned by Summit or BioTime, either directly or through one or more other such entities that are wholly owned by Summit or BioTime.
          (h) “Third Person” means any natural person, corporation, partnership, limited partnership, limited liability company, trust, association or other entity other than Summit, a Subsidiary, an Affiliate, or BioTime.

     2. Grant of License.
          (a) BioTime hereby grants to Summit a license to use Licensed Patents, Licensed Trademarks, and Proprietary Rights to develop, manufacture and sell Hextend in the Territory only for human therapeutic use in the Field. As used in this Addendum, “develop” and “development” means conducting laboratory and clinical studies and obtaining Regulatory Approval of the Product.
          (b) Summit shall have the right to sublicense its rights under this Addendum to Maruishi pursuant to the Mariushi Agreement. Summit and Maruishi shall not sublicense or assign to any other Third Person the Licensed Patents, Licensed Trademarks, and Proprietary Rights, or any other rights granted by BioTime under this Addendum.
     3. Restrictions.
          (a) Summit agrees not to use or permit Maruishi to use any Licensed Patents, Licensed Trademarks, and Proprietary Rights for any use other than the development, manufacture, and sale of Hextend in the Territory. Summit will not sell and will not permit Maruishi or any Subsidiary or Affiliate to sell Hextend outside the Territory. If Hextend is sold by Summit, Maruishi or any of their respective Subsidiaries to a Third Person that intends to resell the Product, Summit will require such Third Person to agree not to resell the Product outside the Territory. If Summit or any of its Subsidiaries or other Affiliates becomes informed of a violation of that agreement by the Third Person, Summit will notify BioTime of such violation, and Summit will take reasonable means to enforce the Third Person’s agreement, including by discontinuing or requiring Maruishi to discontinue sales to such Third Person if the sales outside the Territory compete with sales made by BioTime or any of BioTime’s licensees.
          (b) Summit agrees that it, its Subsidiaries, and other Affiliates will not challenge or contest the validity of any Licensed Patent or any claim under any Licensed Patent, or BioTime’s ownership of Proprietary Rights, or BioTime’s ownership or registration of any Licensed Trademark.
          (c) BioTime retains all rights to Licensed Patents, Proprietary Rights, Licensed Trademarks, and the Products for any purpose not expressly licensed to Summit under this Addendum.
     4. Maruishi Agreement.
          (a) Summit shall not amend, modify, terminate, or supplement the Maruishi Agreement, or waive any material right under the Maruishi Agreement, without the prior written approval of BioTime.

     5. Patent and Trademark Marking
          (a) Summit shall label or mark the Product container or package made by or on behalf of Summit with the patent number or numbers of any issued or pending Licensed Patents. The content, form, location and language used for such marking shall be in accordance with the laws and practices of the Territory and in accordance with Summit’s marketing preferences.
          (b) If Summit uses a Licensed Trademark they shall include such symbols or indications of trademark registration or non-registration as may be comparable under Japanese law to the symbols ® and ™ used in the United States and a statement that the Licensed Trademark is licensed from BioTime.
          (c) Summit shall use good faith efforts to obtain Maruishi’s compliance with paragraphs (a) and (b) of this section with respect to Maruishi’s use of Licensed Patents, and Licensed Trademarks and labeling of the Product. Nothing in this section requires Summit or Maruishi to use Licensed Trademarks in marketing the Product in the Territory.
     6. Royalties and Revenues
          (a) The payments made by Maruishi under Section 3.2 of the Maruishi Agreement are to be used to cover Product development costs and will not be treated as revenues to be shared between BioTime and Summit under the Co-Development Agreement.
          (b) For each royalty payment period under the Maruishi Agreement as to which the royalty payable by Maruishi has been reduced pursuant to Section 7.4 of the Maruishi Agreement or any other provision of the Maruishi Agreement, excluding a reduction under Section 3.3 arising from the introduction of a generic Product after 10 years and the reduction under Section 11.2 if Summit exercises the right to co-market the Product with Maruishi, Summit shall pay to BioTime the Compensating Royalty. No Compensating Royalty shall be paid if the Maruishi royalty is reduced by more than four percentage points as a result of an amendment or modification of the Maruishi Agreement implemented to maintain Maruishi’s participation in the development or marketing of the Product.
          (c) If Summit or any of its Subsidiaries or Affiliates sells the Product, the net sales shall be shared in the manner provided in Section 6(b) of the Co-Development Agreement.
          (d) Summit shall deliver to BioTime a copy of each report from Maruishi showing the computation of the royalty paid by Maruishi. Summit shall deliver the report to BioTime within ten business days after Summit receives the report from Maruishi.

          (e) In each fiscal year, the period from April 1st to September 30th shall be called the 1st Half and the period from October 1st to March 31st of the next calendar year shall be called the 2nd Half. If Summit or any of its Subsidiaries or Affiliates sells any Product, Summit shall send written reports containing (i) the amount of net sales during the Half shown in both yen and unit amounts and shall remit 40% of the net sales amount to BioTime by January 31st of the next calendar year for the 1st Half and by July 31st of the same calendar year for the 2nd Half. All payments shall be paid in United States dollars or Japanese yen.
          (f) BioTime and its accountants may audit the accounting documents of Summit related to net sales, royalties, and other revenues from the Product or the Licensed Patents and Licensed Trademarks. The audit may be conducted at any time within 2 years from the time the relevant calculation was made. BioTime shall bear the expense of such audit, in principle, but Summit shall bear the expense of the audit if the audit discloses that Summit has underpaid any royalty by an amount of 5% or more with respect to any Half period.
     7. Termination of License.
          (a) The licenses granted in the Addendum shall terminate as follows:
(i)	Upon the bankruptcy or the insolvency of Maruishi except that the license granted to Summit (but not the sublicense to Maruishi) shall remain in effect if the Co-Development Agreement or the licenses are not otherwise terminated under clauses (iv) or (v) of this Section 7(a);

(ii)	Upon termination of the Co-Development Agreement;

(iii)	Upon termination of the Maruishi Agreement, except that the license granted to Summit (but not the sublicense to Maruishi) shall remain in effect if the Co-Development Agreement or the licenses are not otherwise terminated under clauses (iv) or (v) of this Section 7(a).

(iv)	Upon the breach of, or default in the performance of, any material provision of the Maruishi Agreement by Summit or Maruishi if the breach or default is not cured within sixty (60) days after written notice thereof to Summit; or

(v)	Upon the breach of, or default in the performance of, any material provision of this Addendum, if the breach or default is not cured within sixty (60) days after written notice thereof to Summit.
          (b) If the Maruishi Agreement or sublicense is terminated and the license to Summit remains in effect, Summit shall endeavor to find a sublicensee to manufacture and market the Product in the Territory in place of Maruishi on terms acceptable to BioTime. Although Summit expects that it would seek a new licensee on terms comparable to the terms of the Maruishi Agreement, the parties recognize that a new licensee may require different terms. If such a new sublicensee is found, the Co-Development Agreement (including this Addendum) shall be amended as appropriate and agreed by the parties to reflect the terms of the new sublicense.
          (c) Upon the expiration or termination of the licenses granted under this Addendum, Summit, Maruishi, and their respective Subsidiaries, Affiliates, and any sublicensees shall immediately cease all use of Licensed Patents, Licensed Trademarks, Proprietary Rights, and Confidential Information, and shall discontinue the manufacture and sale of the Product, except that Licensed Trademarks may be used for a period of 180 days exclusively for the purpose of selling inventory of Product on hand on the date the licenses terminated.
     8. Assignment. The Co-Development Agreement (including this Addendum) may not be assigned or otherwise transferred, nor may any right or obligations hereunder be assigned or transferred, by either party without the prior written consent of the other party; provided, however, that either party may, without such consent of the other party, assign the Co-Development Agreement and its rights and obligations hereunder to its Affiliate (provided that each party shall assure performance by its Affiliate) or in connection with the transfer or sale of all or substantially all of its assets related to the Co-development Agreement or the business relating thereto, or in the event of its merger or consolidation or change in control or similar transaction.

SUMMIT PHARMACEUTICALS	BIOTIME, INC.
INTERNATIONAL CORPORATION

By:	By:

Name:	Name: